Exhibit 10.2

The First Marblehead Corporation

Restricted Stock Unit Agreement

Granted Under 2003 Stock Incentive Plan

1.                                       Grant of Award.

This Agreement evidences the grant by The First Marblehead Corporation, a Delaware corporation (the “Company”) on October 26, 2004  (the “Grant Date”) to Andrew Hawley  (the “Participant”) of 15,000 restricted stock units of the Company (individually, an “RSU” and collectively, the “RSUs”).  Each RSU represents the right to receive one share of the common stock, $0.01 par value per share, of the Company (“Common Stock”) as provided in this Agreement.  The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.”

2.                                       Vesting.

(a)                                  This award shall vest as to one-third of the original number of RSUs on the third anniversary of May 1, 2004 (the “Hire Date”) and as to an additional one-third of the original number of RSUs on each succeeding anniversary of the Hire Date until the fifth anniversary of the Hire Date.

(b)                                 In the event that the Participant’s employment with the Company is terminated by reason of death or disability, this award shall be fully vested.  For this purpose, “disability” shall mean the inability of the Participant, due to a medical reason, to carry out his duties as an employee of the Company for a period of six consecutive months.  In addition, if the Participant’s employment with the Company is terminated by the Company for a reason other than “Cause” (as defined in the following sentence), then the number of RSUs which shall be vested shall be determined as though the Participant’s employment had terminated on the anniversary of the Hire Date that next follows the date of actual termination.  For purposes of this Section 2, “Cause” shall mean unsatisfactory job performance (as determined by the Company), willful misconduct, fraud, gross negligence, disobedience or dishonesty.

(c)                                  For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.

3.                                       Distribution of Shares.

(a)                                  The Company will distribute to the Participant (or to the Participant’s estate in the event that his or her death occurs after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after each vesting date, the Shares of Common Stock represented by RSUs that vested on such vesting date.  No fractional Shares will be issued.

(b)                                 The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

4.                                       Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5.                                       Dividend and Other Shareholder Rights.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.                                       Provisions of the Plan; Reorganization Event.

(a)                                  This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(b)                                 Upon the occurrence of a Reorganization Event (as defined in the Plan), an RSU shall become the right to receive the cash, securities or other property that a Share was converted into or exchanged for pursuant to such Reorganization Event.  If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.  Notwithstanding the foregoing provisions, this award shall be fully vested if, on or prior to the second anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the Company’s successor is terminated for Good Reason (as defined below) by the Participant or is terminated without Cause (as defined below) by the Company or the Company’s successor.

(c)                                  For purposes of this Section 6(b), (i) “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event and (ii) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii)  willful misconduct by the Participant which affects the business reputation of the Company.

7.                                       Withholding Taxes; Section 83(b) Election.

(a)                                  No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b)                                 The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this award.

8.                                       Miscellaneous.

(a)                                  No Rights to Employment.  The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or purchasing shares hereunder).  The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b)                                 Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)                                  Waiver.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d)                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Sections 4 of this Agreement.

(e)                                  Notice.   All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(e).

(f)                                    Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g)                                 Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h)                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i)                                     Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(j)                                     Participant’s Acknowledgments.  The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Hale and Dorr LLP, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

(k)                                  Unfunded Rights.  The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company.  The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Don Peck
Don Peck
Chief Financial Officer

/s/ Andrew Hawley
Andrew Hawley

69 Central Street
Byfield, MA 01922